EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Doug Johnson (the “Executive”) and Telanetix, Inc. (the “Company”) as of April 28, 2008 (“Commencement Date”).

RECITALS

WHEREAS the Company wishes to employ the Executive as Chief Executive Officer of the Company, and the Executive wishes to be employed as Chief Executive Officer of the Company.

WHEREAS the Company and the Executive wish to set forth in this Agreement the terms and conditions under which the Executive is to be employed by the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

1.      Employment.

1.1     Term. The employment relationship between the Company and the Executive is at-will and not for any specified period and may be terminated by the Executive or the Company at any time, with or without cause, subject to the terms and conditions contained in Section 8 of this Agreement.

1.2     Title. From and after May 5, 2008, the Company shall employ the Executive as Chief Executive Officer, and the Executive shall have the duties, responsibilities and authority consistent with such position as described in Section 1.3 hereof.

1.3     Duties. From and after the Commencement Date and for so long as he is employed hereunder, the Executive (i) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee and Officer of the Company, except for paid time off taken in accordance with the Company’s policies and practices. and subject to the Company’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) shall use his best efforts to promote the interests of the Company; (iii) shall comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and/or regulations applicable to the employees of the Company; and (iv) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the directives of the Board of Directors of the Company. The Executive shall report directly to the Board of Directors of the Company, and have separate and independent communication with the Audit Committee and Compensation Committee. Executive will actively participate in the preparation and presentation to the Board of Directors of all reports regarding the business, operations and prospects of the Company. The Executive’s primary responsibilities during his employment with the Company shall be to (a) assure the accurate and proper reporting of financial information and company status to the Board of Directors and comply with the reporting requirements of all appropriate regulatory agencies, (b) manage all of the Company’s day-to-day fiscal management, operational reporting, and accounting operations; (c) perform any other duties assigned to him by the Company’s Board of Directors.

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2.     Outside Activities.

2.1     Prohibited Outside Activities. The Executive agrees and promises that during his employment with the Company, he will not be engaged in any other business or as a consultant to or general partner, employee, officer or Officer of any partnership, firm, corporation, or other entity, or as an agent for any person, or otherwise, if such activity is pursued for gain, profit, or other pecuniary advantage unless approved by the Board of Directors.

2.2     Investment. Nothing in this Section 2 shall be construed as preventing the Executive from engaging in the investment of his personal assets so long as such investment activity does not require: (i) any participation on the Executive’s part in the operation or the affairs of the enterprise or enterprises in which such investments are made or (ii) the rendering of any services by the Executive to any such enterprise.

3.      Wage Compensation.

3.1     Amount. From and after the Commencement Date, the Company shall pay the Executive a base salary of $225,000.00, less all appropriate taxes and authorized withholdings (“Base Salary”).

3.2     Payment. Base Salary payments will normally be made to the Executive bimonthly or otherwise in accordance with the Company’s pay period practices.

3.3     No Limitation on Termination Rights. Nothing in this Section 3 shall be construed to limit either party’s right to terminate this Agreement in accordance with the terms hereof.

4.      Bonus Compensation.

4.1     Nature. During the Executive’s employment, the Company shall pay to the Executive, in addition to Base Salary, bonus compensation (“Bonus”) on an annual basis.

4.2     Amount of Potential Bonus. The total potential Bonus amount will be equal to 50% of Executive’s Base Salary earned within the preceding fiscal year. Bonus payout will be based upon a calculation that is directly tied to the actual results of business operations as compared to the Board of Directors approved business plan. In addition, other criteria in the form of MBO(s) will be enter as a component of the calculation. The metrics of the business operation and MBO(s) will be mutually agreed upon.

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4.3     Calculation of Bonus. To be mutually agreed upon by employee and the Chairman of the Board of Directors within 10 business days from the signing of this agreement.

4.4     Payment. Payment of the Bonus will be made in the first payroll cycle following the completion and issuance of the year-end audited financials, in accordance with the Company’s pay period practices.

4.5     No Limitation on Termination Rights. Nothing in this Section 4 shall be construed to limit either party’s right to terminate this Agreement in accordance with the terms hereof.

5.       Benefits.

The Executive shall be eligible for reasonable and customary group health and life insurance benefits subject to the terms and conditions of the Company’s benefit plan documents. In addition, the Executive shall be eligible to participate in the Company’s 401 (k) plan and other fringe benefit programs of the Company under the terms and conditions of such plan or program. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to the Executive.

6.      Share Options.

6.1     Number. As of the Commencement Date, the Executive shall be granted options (“Options”) to purchase up to 400,000 shares of the Company’s Common Stock (the “Shares”) under the Company’s 2005 Equity Incentive Plan at the then-current fair market value of such Common Stock as determined by the Company’s Board of Directors.

6.2     Vesting.: Twenty-five percent (25%) of the Options to purchase the Shares shall vest on the first year anniversary of the Executive’s Commencement Date, so long as the Executive is then employed by the Company. The remaining Options shall vest thereafter over the next thirty-six months in equal monthly increments of 2.08% of the original grant, so long as the Executive remains employed by the Company.

6.3     Effect of Sale or Merger Event Upon Vesting. If the Executive is still employed by the Company, and there occurs (i) a sale of all or substantially all of the Company’s assets (“Sale”), or (ii) a merger or consolidation of the Company in which the Company’s shareholders prior to such merger or consolidation own less than a majority of the voting power of the surviving corporation (“Merger Event”), then upon the closing of such Sale or Merger Event, all of the Executive’s then-unvested Options shall immediately become vested. For purposes of this Agreement, the occurrence of an underwritten public offering by the Company shall not be deemed an occurrence of a Sale or a Merger Event of the Company.

6.4     Post-Employment Vesting. If the Executive’s employment is terminated by the Company without Cause as defined in Section 8.2, the Executive’s Options shall continue to vest in accordance with the 2005 Equity Incentive Plan.

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6.5      General Terms Pertaining to Options. The Options shall be granted under, and subject to the foregoing provisions and shall be governed by the terms of the Company’s 2005 Equity Incentive Plan (as it may be amended from time to time in the future) and any option agreement issued to the Executive thereunder. All 2005 Equity Incentive Plan provisions not contradicted by the terms of this Agreement (including, but not limited to, provisions regarding timing and manner of, and deadlines for, exercise, and provisions concerning market stand-off) shall apply to the Options to be granted to the Executive hereunder.

7.      Business Expenses and Vacation Time.

7.1     Business Expenses. Upon presentation of appropriate documentation, the Company shall reimburse the Executive for reasonable, out-of-pocket business expenses incurred by the Executive in the course of his performance of his duties hereunder. The Executive will submit monthly expense reports for approval by the Board of Directors or designee of the Company.

7.2     Vacation Time. Executive will be eligible to accrue vacation at a rate of four (4) weeks for each fiscal year ending on 12/31. All current corporate policies regarding vacation including and not limited to accruals and carry over from year to year will apply.

8.      Termination of Employment.

The Executive’s employment may be terminated at any time in accordance with the following provisions. If the Executive’s employment is so terminated, then, except as specifically stated in this Section 8, all of the compensation and benefits to which he was entitled shall cease upon the effective date of such termination (the “Termination Date”).

8.1     At the Election of the Company With Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment and this Agreement “with cause” at any time upon written notice to the Executive setting forth the reason(s) for such immediate termination. Notwithstanding the foregoing, if the Company elects to terminate the Executive’s employment due to a material breach by the Executive of this Agreement, the Company shall first provide the Executive with written notice stating the nature of the breach by the Executive and giving the Executive fifteen (15) days in which to cure such breach, provided that such breach is curable. For purposes of this Agreement, the term “Cause” shall mean any and all of the following:

8.1.1.     the Executive’s willful and repeated failure to comply with the written directions of the Company’s Board of Directors or Chief Executive Officer.

8.1.2.     the Executive’s gross negligence or willful misconduct in the performance of duties to the Company.

8.1.3.     the Executive’s commission of any act of fraud with respect to the Company or the Company’s business.

8.1.4.     the Executive’s conviction of a felony that relates reasonably to Executive’s job duties.

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8.1.5.     the Executive’s conviction of a crime which, in the good faith judgment of the Company’s Board of Directors, involved moral turpitude and has caused or will cause material harm to the standing and/or reputation of the Company.

8.1.6. the Executive’s violation of any of the terms of the Company’s Proprietary Information and Inventions Agreement, or any misappropriation and/or intentional and unauthorized disclosure of the Company’s confidential and/or proprietary information.

8.1.7.     the Executive’s use of drugs or any illegal substance, or his use of alcohol in any manner that interferes with the performance of his duties under this Agreement.

8.1.8.     the Executive’s chronic absence from work for reasons other than illness.

If the Company elects to terminate the Executive’s employment for Cause, as defined above, the Executive shall not be entitled to any further compensation or benefits, all unvested Options granted to the Executive shall be forfeited, and the expiration date for exercise of all vested Options granted to the Executive shall be determined in accordance with the terms of the Company’s 2005 Equity Incentive Plan. Termination of the Executive’s employment for Cause pursuant to this Section 8.1 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity or under this Agreement.

8.2     At the Election of the Company Without Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment and this Agreement at any time without cause upon written notification to the Executive. If the Company so terminates pursuant to this Section 8.2 (i.e., none of the matters specified in Section 8.1 have occurred), all unvested Options will continue to vest in accordance with Section 6.4 of this Agreement, and the expiration date for exercise of all vested Options granted to the Executive shall be determined in accordance with the terms of the Company’s 2005 Equity Incentive Plan. In the event of a termination without cause initiated by the Company, the Company shall pay the Executive a severance payment (“Severance Payment”) equivalent to six (6) months of the Executive’s then current Base Salary at the time of termination, made payable in installments in accordance with the Company’s pay period practices. The Severance Payment is contingent upon Executive’s execution of a general release of claims in a form acceptable to the Company, and complies with the post termination obligations imposed upon him by Section 10 of this Agreement. Except as described in Section 6.4 of this Agreement and in this Section 8.2, the Company shall have no other obligations to the Executive in the event that the Executive’s employment is terminated pursuant to this Section 8.2. Termination of the Executive’s employment without cause pursuant to this Section 8.2 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

8.3     Termination Upon Death or Disability. The Executive’s employment hereunder shall terminate upon his death. In addition, the Company may terminate Executive’s employment if he is unable to perform the essential functions of his position, with or without reasonable accommodation, as required by law (“Disability”). In no event will termination for Disability occur until at least 90 consecutive days of leave have elapsed. In the event Executive’s employment is terminated due to Disability, Executive will receive his Base Salary then in effect prorated to the date of termination. If the Executive’s employment is terminated pursuant to this Section 8.3, neither the Executive nor his heirs shall be entitled to any Severance Payment or other termination benefits; all unvested Options granted to the Executive will be forfeited, and the expiration date by which all vested Options granted to the Executive must be exercised shall be determined in accordance with the terms of the Company’s 2005 Equity Incentive Plan. All other Company obligations to the Executive pursuant to this Agreement will become automatically terminated and completely extinguished as of the termination date.

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8.4     At the Election of the Executive The Executive may terminate his employment and this Agreement at any time for any reason whatsoever during upon written notice to the Company of his election to terminate. If the Executive’s employment is terminated pursuant to this Section 8.4, the Executive shall not be entitled to any Severance Payment, all unvested Options granted to the Executive will be forfeited, and the expiration date by which all vested Options granted to the Executive must be exercised shall be determined in accordance with the terms of the Company’s 2005 Equity Incentive Plan.

9.     Former Employment.

9.1     No Conflict. The Executive represents and warrants that the execution and delivery by him of this Agreement, his employment by the Company and his performance of duties under this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligations.

9.2     No Use of Prior Confidential Information. The Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers, but during his employment by the Company he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable to his own or is common knowledge in the industry or otherwise legally in the public domain.

10.      Non-Solicitation; Confidentiality; Remedies.

10.1     No Solicitation. During the period Executive is employed by the Company and for a period of one (1) year after the Termination Date, neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Company’s Board of Directors, directly or indirectly solicit for employment, employ in any capacity, or make an unsolicited recommendation to any other person that it employs or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive, employee, agent or representative of the Company or of any affiliate of the Company. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which the Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

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10.2     Confidentiality.

10.2.1     The Executive acknowledges that, as a result of his status as a Officer of and as Chief Executive Officer of the Company, he has, or will have, access to and possession of important confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of products of the Company and its affiliates, patents, technology, know-how, marketing and operating strategies, licensing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. The Executive agrees that such knowledge and information constitutes a vital part of the business of the Company and are by their nature trade secrets and confidential information proprietary to the Company (collectively, “Confidential Information”). The Executive agrees that he shall not divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any Confidential Information without the consent of the Company’s Board of Directors. As used in this Agreement, the term, “Confidential Information” shall not include any knowledge or information that the Executive can demonstrate: (i) is or becomes available to others, other than as a result of breach by the Executive of this Section 10; (ii) was available to the Executive on a nonconfidential basis prior to its disclosure to the Executive through his status as an officer or employee of the Company; or (iii) becomes available to the Executive on a nonconfidential basis from a third party (other than the Company, its affiliates and any of their representatives) who is not bound by any confidentiality obligations to the Company or any of its affiliates. The Executive understands and agrees that he must also execute and fully comply with the Company’s Proprietary Information and Inventions Agreement as a condition of his employment.

10.2.2     All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive or made available to him relating to the Company or any of its affiliates are and shall remain the Company’s property, and shall be delivered to the Company promptly upon any termination of the Executive’s employment with the Company, or at any other time on request, and such information shall be held confidential by the Executive after any termination of his employment with the Company.

10.3     No Competition During Employment or While Receiving Severance. During the Executive’s employment and any period during which the Executive receives Severance Payment pursuant to Section 8.2 of this Agreement, neither the Executive nor any Executive-Controlled Person will, without the prior written consent of the Company’s Board of Directors, render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activity which directly competes with the business activities of the Company.

10.4      Remedies. The Executive agrees that the provisions of this Section 10 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach or threatened breach of this Section 10 by the Executive or any Executive-Controlled Person, the Company shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach or threatened breach of the provisions of Section 10 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by the Company. The Executive further agrees that if he shall violate any of the covenants and agreements under this Section, the Company shall be entitled to an accounting and repayment of all profits, commissions or other benefits which the Executive has realized and/or may realize as a result of or arising out of any such violation. Such remedy shall be cumulative and not exclusive and in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. In addition, the prevailing party shall also be entitled to its reasonable attorneys’ fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of Section 10.

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10.4     Severability. The provisions contained in this Section 10 as to the time periods, scope of activities and persons or entities affected shall be deemed severable so that, if any provision contained in this Section 10 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent permitted by law.

       11.      Section 09A Compliance.

          11.1     With respect to any payments provided under this Agreement, the parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code (the “Code”) and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.

          11.2     Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

          11.3     Notwithstanding any provision in this Agreement to the contrary, in the event that Employee is a “specified employee” (as defined in Section 409A), any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six months following the date of Employee’s termination of employment (or before the date of Employee’s death, if earlier).

          11.4     To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

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        12.      Tax Advice.

The Company hereby informs the Executive that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. The Executive acknowledges and understands that he should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. The Executive understands and agrees that the Company has no obligation and no responsibility to provide him with any tax or other legal advice in connection with this Agreement and its tax consequences. The Executive agrees that he shall bear sole and exclusive responsibility for any and all personal adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all personal tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefor.

13.     General Provisions.

13.1     Governing Law. This Agreement and the rights of the parties thereunder shall be governed by and interpreted under Washington law.

13.2     Assignment. The Executive may not delegate, assign, pledge or encumber his rights or obligations under this Agreement or any part thereof.

13.3     Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, to the following addresses, or to such other addresses as either party shall specify by giving notice under this Section:

To the Company:     Telanetix, Inc.

                               6197 Cornerstone Court E, Suite 108

                               San Diego, California 92121

                               Attn: Chief Executive Officer

With a copy to:        Duane Morris LLP
                                                 101 West Broadway, Suite 900
                                                 San Diego, California 92101
                                                 Attn: James A. Mercer III, Esq.

To the Executive:     Doug Johnson

                               C/O AccessLine, Inc.

                               11201 SE 8th Street

                               Bellevue, WA  98004

13.4     Amendment. This Agreement may be waived, amended or supplemented only by a writing signed by both of the parties hereto. To be valid, the Company’s signature must be by a person specially authorized by the Company’s Board of Directors to sign such particular document.

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13.5     Waiver. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. To be valid, the Company’s signature must be by a person specially authorized by the Company’s Board of Directors to sign such particular document. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

13.6     Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall he construed as if it were written so as to effectuate to the greatest possible extent the parties’ expressed intent; and in every case the remainder of this Agreement shall not he affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein,

13.7     Headings. Section headings are inserted herein for convenience of reference only and in no way are to he construed to define, limit or affect the construction or interpretation of the terms of this Agreement.

13.8     Drafting Party. The provisions of this Agreement have been prepared. examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

13.9     Arbitration. The parties agree that any and all disputes that they have with one another which arise out of the Executive’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, the Executive’s employment by the Company or the termination thereof, any issues relating in any way to the stock options granted to the Executive, claims for breach of contract or breach of the covenant of good faith and fair dealing, any claims of employment discrimination, any claims for disability accommodation, or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination. The only claims not covered by this Section 13.9 are (i) claims for benefits under the workers’ compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, and (ii) the Company’s claims for the Executive’s alleged breach of any of the provisions of Section 10 of this Agreement. Binding arbitration will he conducted in King County, Washington, before a single neutral arbitrator, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (www.adr.org) then in effect. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys’ fees, unless otherwise permitted by law and so determined by the arbitrator. The Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

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13.10     Entire Agreement. This Agreement, including the Company’s Proprietary Information and Inventions Agreement executed by the Executive herein incorporated by reference, constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). The parties specifically acknowledge and agree that all prior agreements and understandings between the Executive and the Company that pertained to the Executive’s employment with the Company are completely superseded. Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE COMMENCEMENT DATE.

                                                                         TELANETIX, INC

/s/ Douglas Johnson                                           /s/ Thomas A Szabo

Doug Johnson                                                    By: Thomas A. Szabo
                                                                         Its: Chief Executive Officer

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